SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No.)

Check appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement
Northern Lights Fund Trust II
(Name of Registrant as Specified in its Charter)
Payment of filing fee (check appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

BALTER L/S SMALL CAP EQUITY FUND

Institutional Class (Symbol: BEQIX)

Investor Class (Symbol: BEQRX)

a series of Northern Lights Fund Trust II

17605 Wright Street

Omaha, NE 68130

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to the appointment of an additional sub-adviser for the Balter L/S Small Cap Equity Fund, formerly the Balter Long/Short Equity Fund (the “Fund”), a series of Northern Lights Fund Trust II (the “Trust”).

Specifically, at a special meeting held on December 16, 2015, the Board of Trustees of the Trust (the “Board”) approved the appointment of 12th Street Asset Management, LLC (“12th Street” or the “New Sub-Adviser”), as a new sub-adviser to manage a portion of the Fund’s assets effective January 1, 2016. In conjunction with such appointment, the Board approved (i) a new sub-advisory agreement (the “New Sub-Advisory Agreement”), on behalf of the Fund, between Balter Liquid Alternatives, LLC (the “Adviser”), the Fund’s investment adviser, and 12th Street. As was previously communicated to you in a supplement to the Fund’s Prospectus, dated December 31, 2015, the New Sub-Adviser began managing its allocated portion of the Fund’s investment portfolio on January 1, 2016.

Further information about the New Sub-Adviser and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-844-322-8112.

Sincerely,

/s/ Kevin E/ Wolf

Kevin E. Wolf

President

Northern Lights Fund Trust II

March 15, 2016

2

BALTER L/S SMALL CAP EQUITY FUND

Institutional Class (Symbol: BEQIX)

Investor Class (Symbol: BEQRX)

a series of Northern Lights Fund Trust II

17605 Wright Street

Omaha, NE 68130

Information Statement

This Information Statement is being furnished by the Board of Trustees (the “Board”) of Northern Lights Fund Trust II (the “Trust”), on behalf of the Balter L/S Small Cap Equity Fund, formerly the Balter Long/Short Equity Fund (the “Fund”), a series of the Trust, to inform shareholders of the Fund about the appointment of 12th Street Asset Management, LLC (“12th Street” or the “New Sub-Adviser”) as an additional sub-adviser for the Fund.

In connection with the appointment of the New Sub-Adviser, the Board approved (i) a new sub-advisory agreement (the “New Sub-Advisory Agreement”), on behalf of the Fund, between Balter Liquid Alternatives, LLC (the “Adviser”), the Fund’s investment adviser, and 12th Street. The appointment of the New Sub-Adviser and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of the Adviser on December 16, 2015, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”) issued to the Adviser dated May 5, 2014 (the “Exemptive Order”).

This Information Statement is being mailed on or about March 16, 2016 to shareholders of record of the Fund as of March 14, 2016. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 17605 Wright Street, Omaha, NE 68130. A copy of the Fund’s most recent Semi-Annual Report is available upon request, without charge, by writing to the Trust at 17605 Wright Street, Omaha, NE 68130, visiting www.balterliquidalts.com or calling toll-free 1-844-322-8112.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND’S MOST RECENT SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.balterliquidalts.com

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

2

INTRODUCTION

The Fund uses a “multi-manager” approach by selecting one or more sub-advisers to manage the Fund’s assets. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Adviser, on behalf of the Fund, has obtained the Exemptive Order from the SEC, which permits the Fund and the Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are unaffiliated with the Adviser, and to materially amend terms and conditions of sub- advisory arrangements with such sub-advisers without shareholder approval. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub- advisory fees paid by the Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders. In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub- advisory fee payable by the Adviser separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to the Adviser.

The Fund and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser’s retention. This Information Statement provides such notice of the retention of the New Sub-Adviser and presents details regarding the New Sub-Advisers and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Balter Liquid Alternatives, LLC, located at 125 High Street, Oliver Street Tower, Suite 802, Boston, Massachusetts 02110. The Adviser is a Limited Liability Company organized in the state of Delaware and exists as a registered investment adviser under the Investment Advisers Act of 1940. The Adviser was formed and first registered as investment adviser with the SEC in 2013. The Adviser is controlled by Balter Capital Management (“BCM”). BCM, in turn is controlled by Brad R. Balter. The Adviser is also controlled by Antler LLC, which, in turn is controlled by The David A. Sackler 2012 Trust, The Marianna R. Sackler 2012 Trust, The Rebecca K. Sackler 2012 Trust and Wasatch LLC. As of December 31, 2015, the Adviser managed $290,194,252 on behalf of its clients, the whole of which is managed on a discretionary basis. Additional information is available at www.balterliquidalts.com.

The Adviser provides management services to the Fund pursuant to an investment advisory agreement (the “Advisory Agreement”) between the Trust, on behalf of the Fund, and the Adviser, dated May 21, 2015, as amended October 22, 2015. Pursuant to the Advisory Agreement, the Adviser provides investment management of the Fund’s portfolio in accordance with the Fund’s investment objective and policies and limitations as stated in the Fund’s Prospectus and Statement of Additional Information as from time to time in

3

effect. In connection therewith, the Adviser obtains and provides investment research and supervises the Fund’s continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets. The Adviser furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Advisory Agreement permits the Adviser to enter into sub-advisory agreements with one or more sub-advisers. The Advisory Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund or the Adviser (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement is terminable without penalty by the Trust on behalf of the Fund upon 60 days’ prior written notice when authorized either by a majority vote of the applicable Fund’s shareholders or by a vote of a majority of the Board of Trustees, or by the Adviser upon 60 days’ prior written notice, and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act). The Advisory Agreement provides that the Adviser, under such agreement, shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Fund, except for willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. The Advisory Agreement was last approved by the Board, with respect to the Fund, at a meeting held on April 23-24, 2015, and by the Fund’s initial shareholder on July 24, 2015. A discussion regarding the basis for the Board approving the Advisory Agreement is available in the Fund’s annual report for the period ended October 31, 2015.

The Adviser, directly subject to the supervision of the Board of Trustees, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Trust’s organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund’s records and the registration of the Fund’s shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Trustees.

Pursuant to the Advisory Agreement, the Fund pays the Adviser a management fee at the annual rate of 1.95% of the Fund’s average daily net assets.

The fee is computed daily and payable monthly. The Adviser has agreed contractually to waive its management fee and to reimburse operating expenses (excluding any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (exclusive of any front-end or contingent deferred sales loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary or non-recurring expenses, including, but not limited to, litigation) at least until February 28,

4

2017, such that net annual fund operating expenses of the Fund do not exceed the percentages in the table below.  This operating expense limitation agreement can be terminated only by, or with the consent of, the Board of Trustees. The Adviser is permitted to receive reimbursement of any excess expense payments paid by it pursuant to the operating expense limitation agreement in future years on a rolling three year basis, as long as the reimbursement does not cause the Fund’s annual operating expenses to exceed the expense cap. Fee waiver and reimbursement arrangements can decrease the Fund’s expenses and increase its performance.

Share Class	Expense Cap
Institutional Class	2.19%
Investor Class	2.54%

Officers of the Adviser

The following persons are officers of the Adviser:

Brad Balter, Chief Executive Officer

Victor Chiang, Chief Operating Officer

Jay Warner, Chief Investment Officer

James Fricano, Chief Compliance Officer

The address of each officer of the Adviser is 125 High Street, Oliver Street Tower, Suite 802, Boston, Massachusetts 02110.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Trustees, at an in-person Board meeting held on December 16, 2015 (the “Meeting”), unanimously approved, effective January 1, 2016, (i) the appointment of the New Sub-Adviser to serve as sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Adviser and the New Sub-Adviser with respect to the Fund.

12th Street

12th Street is located at 980 N. Michigan Ave. Suite 1377, Chicago, IL 60611. As of December 31, 2015, 12th Street had approximately $267.1 million in discretionary assets under management.

12th Street was founded in 2007 and registered with the SEC as an investment adviser in 2012. 12th Street is a Delaware LLC and wholly-owned by its principals: Michael O’Keefe, Founder and Partner and D. Andrew Shipman, Partner. Mr. O’Keefe has a controlling interest in 12th Street.

5

12th Street invests its portion of the Fund by utilizing a small-cap value strategy. 12th Street uses a concentrated, value approach in which the investment team identifies a select number of companies that meet certain investment criteria of good businesses trading at discounts to 12th Street’s intrinsic value estimates. 12th Street’s strategy is focused on equity securities with a market cap of less than $5 billion at the time of purchase. There is a strong focus on preservation of capital and investing with a margin of safety. Risk is not reduced through diversification but by investing with a margin of safety and holding cash when bargains are not available. The strategy is absolute return focused and has no constraints on individual security or sector weightings. The security selection process relies on fundamental research. The investment team utilizes proprietary research reports which detail key investment considerations including investment thesis, business fundamentals, catalysts, risk factors and intrinsic value estimates.

Michael G. O’Keefe and D. Andrew Shipman are the portfolio managers responsible for the day-to-day management of the portion of the Fund’s portfolio that is managed by 12th Street.

Michael G. O’Keefe, Partner of 12th Street. Mr. O’Keefe has served as the managing member of 12th Street since its inception. Mr. O’Keefe has more than 30 years of experience in the financial services industry. Prior to founding 12th Street, Mr. O’Keefe was a founding partner of Two Rivers Capital Management and served on its Board of Directors. Mr. O’Keefe was also a founding partner of Value Architects Asset Management, LLC. Mr. O’Keefe is a former Managing Director of Morgan Keegan & Company where he worked for over 15 years. Before Morgan Keegan, Mr. O’Keefe was a CPA at Ernst & Young. Mr. O’Keefe earned a Bachelor of Arts from Rhodes College and a Masters of Business Administration from the University of Memphis. Mr. O’Keefe has served as a member of the Executive Committee of the Board of Trustees at Rhodes College and has also chaired its Investment Committee.

D. Andrew Shipman, Partner of 12th Street. Mr. Shipman joined 12th Street Asset Management in 2010. Mr. Shipman has been in the investment business for more than 20 years. Prior to joining 12th Street, he served as director and portfolio manager for PNC Capital Advisors (PCA) large cap value team, which managed over $600 million in assets. Prior to PCA, Mr. Shipman was a co-portfolio manager at Invesco and managed more than $10 billion in large cap core assets. Mr. Shipman has also served in various equity research positions for Credit Suisse and Morgan Keegan. Mr. Shipman earned a Bachelor of Arts from Rhodes College and a Masters of Business Administration from the University of Memphis. Mr. Shipman is also a CFA charterholder.

12th Street was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting. 12th Street is not affiliated with the Adviser, and 12th Street discharges its responsibilities subject to the oversight and supervision of the Adviser. Under the New Sub-Advisory Agreement, the Adviser, and not the Fund, compensates 12th Street out of the fee the Adviser receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Adviser as a consequence of the addition of 12th Street or the implementation of the New Sub-Advisory Agreement. The fees paid by the Adviser to 12th Street depend upon the fee rates negotiated by the Adviser and on the

6

percentage of the Fund’s assets allocated to 12th Street. In accordance with procedures adopted by the Board, 12th Street may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control 12th Street by virtue of ownership of stock or other interests of 12th Street: Michael G. O’Keefe and D. Andrew Shipman.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement. The New Sub-Advisory Agreement has an initial term of two years from the effective date, which is the date the New Sub-Adviser commenced sub-advisory services for the Fund, and thereafter is subject to annual approval by the Board, including a majority of the Independent Trustees.

The New Sub-Advisory Agreement provides that, subject to the Adviser’s supervision and approval, the New Sub-Adviser provides investment management of the portion of the Fund’s assets allocated to them. The New Sub-Adviser, among other duties, is authorized and directed, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect, and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the portion of the Fund’s assets allocated to them and to conduct an on-going program of investment, evaluation and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to them in accordance with the New Sub-Adviser’s small cap value strategy. The New Sub-Adviser also will perform certain other administrative and compliance-related functions in connection with the management of their respective allocated portions of the Fund’s assets. The New Sub-Advisory Agreement provides that 12th Street shall act in accordance with the Investment Advisers Act of 1940, as amended. The New Sub-Advisory Agreement provides that the Adviser shall retain full discretionary authority to exercise voting rights with respect to the securities and other investments of the assets allocated to 12th Street. The New Sub-Advisory Agreement also provides that the New Sub-Adviser will be indemnified for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

The New Sub-Advisory Agreement provides that the New Sub-Adviser be compensated on an annual rate based on the average daily net assets of the Fund allocated to the New Sub-Adviser. The New Sub-Adviser is compensated from the management fee that the Adviser receives from the Fund. The New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory

7

Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund.

The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the Adviser on not more than 60 days’ notice to 12th Street; (ii) the Board or by vote of the holders of a majority of the Fund’s outstanding voting securities on not more than 60 days’ notice to 12th Street; or (iii) 12th Street on not less than 60 days’ notice to the Trust and the Sub-Adviser. The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the New Sub-Advisory Agreement provides that it will terminate if the Advisory Agreement terminates for any reason.

Considerations of the Board

At the Meeting, the Adviser recommended the appointment of 12th Street to serve as a new sub-adviser for the Fund. The recommendation of 12th Street was based on, among other information, the Adviser’s review and due diligence of 12th Street and its investment advisory services. In the opinion of the Adviser, the proposed allocation to 12th Street of a portion of the Fund’s assets would help the Fund pursue its investment objective and would complement the Fund’s other sub-advisers — Midwood Capital Management LLC, Apis Capital Advisors, LLC, Millrace Asset Group, Inc., and Madison Street Partners, LLC — which would be in the best interests of the Fund and its shareholders.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the New Sub-Advisory Agreement. The Board considered that the Adviser was proposing to add 12th Street to sub-advise the small cap value portion of the Fund’s portfolio. In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials and other information included in the Board materials, which included: (i) a copy of the New Sub-Advisory Agreement; (ii) information regarding the nature, extent and quality of the investment advisory services to be provided by 12th Street, including the experience and qualifications of the personnel providing such services; (iii) information regarding the investment strategies and investment style of 12th Street; (iv) the performance history of 12th Street; and (v) information regarding 12th Street’s financial condition, history of operations and ownership structure. In considering the approval of the New Sub-Advisory Agreement, the Board reviewed and analyzed various factors that they determined were relevant, including the factors enumerated below. The Board also considered the substance of discussions with representatives of the Adviser at the Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services. As to the nature, quality and extent of the services to be provided by 12th Street, the Board noted the experience of the portfolio management and research personnel of 12th Street, including their experience in the investment field, education and industry credentials. The Board discussed the financial condition of 12th Street and reviewed supporting materials. The Board reviewed the questionnaire completed by 12th Street which, among other things, described their

8

investment process. The Board received satisfactory responses from 12th Street with respect to a series of important questions, including: whether 12th Street was involved in any lawsuits or pending regulatory actions. The Board discussed 12th Street’s compliance structure, compliance policies and procedures and broker selection process. After reviewing the materials provided by 12th Street that were included in the Board Materials, the Board concluded that 12th Street had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing their duties under the New Sub-Advisory Agreement and that the nature, overall quality and extent of investment management services to be provided to the Fund were satisfactory and should provide an added benefit to the Adviser, the Fund and its shareholders.

Performance. The Board considered 12th Street’s past performance as well as other factors relating 12th Street’s track record, including an audit of 12th Street’s performance provided by Ashland Partners & Company LLP. After reviewing the materials, the Board concluded that the prior performance track record of 12th Street suggested that 12th Street would provide satisfactory performance to the shareholders of the Fund.

Fees and Expenses. As to the costs of the services to be provided by 12th Street, the Board discussed the sub-advisory fee payable to 12th Street. The Board considered that 12th Street is to be paid by the Adviser and not by the Fund. The Adviser confirmed to the Board that the Adviser was of the opinion that the sub-advisory fee to be paid to 12th Street was reasonable in light of the anticipated quality of the services to be performed by 12th Street. The Trustees discussed the total fees expected to be paid to 12th Street, and noted that 12th Street will receive no other compensation from the Fund or the Adviser except the sub-advisory fee earned pursuant to the New Sub-Advisory Agreement and payable by the Adviser. Based on the representations of the Adviser and the materials provided, the Board concluded that the sub-advisory fee to be paid to 12th Street was reasonable.

Profitability. As to profits to be realized by 12th Street, the Trustees noted that the sub-advisory fee will be paid by the Adviser and not directly paid by the Fund. Consequently, the Board did not consider the costs of services provided by 12th Street or its profitability to be significant factors. The Board also discussed the impact of hiring 12th Street on the Adviser’s profitability noting that while the sub-advisory fee to be paid to 12th Street was slightly less than that paid by the Adviser to the Fund’s other sub-advisers, the overall impact on the Adviser’s profitability was minimal.

Economies of Scale. Because the sub-advisory fees are not paid by the Fund, the Board did not consider whether the sub-advisory fees should reflect any potential economies of scale that might be realized as the assets of the Fund increase.

Conclusion. Having requested and received such information from 12th Street as the Board believed to be reasonably necessary to evaluate the terms of the New Sub-Advisory Agreement, and as assisted by the advice of independent counsel, the Board, including a majority of the Independent Trustees, determined that (a) the terms of the New

9

Sub-Advisory Agreement are reasonable; (b) the sub-advisory fee is reasonable; and (c) the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub- advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

Northern Lights Distributors, LLC (the “Distributor”), located at 17605 Wright Street, Omaha, NE 68130, serves as distributor (i.e., principal underwriter) of the Fund’s shares pursuant to a distribution agreement between the Trust and the Distributor.

U.S. Bank, National Association (the “Custodian”), located at 1555 North River Center Drive, Milwaukee, Wisconsin 53212, serves as the custodian of the Fund’s assets pursuant to a Custody Agreement by and between the Custodian and the Trust on behalf of the Fund.

Gemini Fund Services (“GFS”), located at 17605 Wright Street, Omaha, NE 68130, acts as transfer, dividend disbursing, and shareholder servicing agent for the Fund pursuant to a written agreement with the Fund.

Payments to Affiliated Brokers

For the period ended October 31, 2015, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of March 14, 2016, the Fund had 16,377,941.4700 total shares of beneficial interest issued and outstanding. Set forth below is information as to those shareholders known by the Trust to own of record or beneficially 5% or more of the indicated class of the Fund’s outstanding voting shares as of March 14, 2016.

10

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held
Institutional Class VANGUARD BROKERAGE SERVICES PO BOX 1170 VALLEY FORGE, PA 19482-1170	1,410,245.7680	8.61%
CHARLES SCHWAB & CO. INC 211 MAIN STREET SAN FRANCISCO, CA 94105-1905 STRAFE & CO P.O. Box 6924 Newark, DE, 19714-6924	984,617.5420 10,000,000.0000	6.01% 61.06%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund’s outstanding voting securities may be deemed a “control person” (as defined in the 1940 Act) of the Fund.

As of February 29, 2016, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the Fund’s outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund’s proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.

11